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                                                              Home License/Crown














                                LICENSE AGREEMENT


                                     between


                               CALVIN KLEIN, INC.


                                       and


                           CROWN CRAFTS DESIGNER, INC.






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TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Definitions................................................................2
1.    Grant of License.................................................... 5
2.    Term................................................................10
3.    Design..............................................................11
4.    Quality Control.....................................................15
5.    Operations of Licensee..............................................19
6.    Advertising/Promotion...............................................23
7.    Approval Standard...................................................26
8.    Minimum Guaranteed Fees ............................................27
9.    Percentage Fees.....................................................28
10.  Audit................................................................30
11.  Certain Additional Matters...........................................31
12.  Other Designers......................................................31
13.  Breach/Default.......................................................32
14.  Effects of Termination...............................................35
15.  Miscellaneous........................................................38



Exhibits/Schedules
Exhibit A         Licensed Mark
Exhibit 1.1.1     Products
Exhibit  3.1      Design and Development Chart; Time and Action Calendar
Exhibit 11
Schedule 111-3    Power of Attorney
Schedule  15.2    Shareholders


Guarantee


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CONFIDENTIAL -- NEITHER THE RELATIONSHIP CONTEMPLATED BY THIS DOCUMENT NOR ITS
CONTENTS IS TO BE DISCUSSED WITHOUT THE CONSENT OF CALVIN KLEIN, INC. THIS DRAFT DOES NOT CONSTITUTE AN OBLIGATION OF THE PARTIES. NO BINDING AGREEMENT WILL RESULT UNLESS A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY THE PARTIES. DELIVERY OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS ANY COMMITMENT ON THE PART OF CALVIN KLEIN, INC. TO ENTER INTO THIS OR ANY OTHER AGREEMENT; THERE IS NO OBLIGATION TO EXECUTE ANY SUCH AGREEMENT.

                               CALVIN KLEIN, INC.
                                       and
                           CROWN CRAFTS DESIGNER, INC.

This AGREEMENT, dated as of May 11, 1998, between CALVIN KLEIN, INC., a New York corporation ("Licensor"), and Crown Crafts Designer, Inc., a Delaware corporation ("Licensee") and a wholly-owned subsidiary of Crown Crafts, Inc., a Georgia corporation ("Guarantor"),






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                                   WITNESSETH:

In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

Definitions
                  As used in this Agreement, the following definitions will apply:

                  "Affiliates" of any person or entity means persons or entities controlled by, controlling or under common control with such person or entity.

                  "Annual Period" means, the period commencing May 11, 1998 through December 31, 1998 and each subsequent calendar year (or portion thereof) during the term hereof or any renewal or extension of the term. Licensee's fiscal year is a 52/53 week year ending on the Sunday closest to 31 March. Except for specific references to a calendar quarter, each "quarter" for purposes of accounting for the Percentage Fee and the "balance" of the advertising expenditures during each Annual Period shall be based on the Licensee's fiscal quarter substantially concurrent with a calendar quarter.

                  "Articles" means Products approved by Licensor from time to time for sale hereunder as part of any particular Collection.

                  "Business Day" means any date that is not a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are authorized or required to close.

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                  "Close-Out Articles" means Articles sold (i) at least one
month after Licensee's regular shipping season, and (ii) at a discount of more than 25% off Licensee's regular wholesale price for such Articles.

                  "Collection" means a seasonal collection of Articles.

                  "Consumer Advertising" means advertisements on television and print advertisements in prestigious national publications, and such other forms of advertising as Licensor reasonably deems to be "consumer" advertising, but will not include any point-of-sale, co-operative or trade advertising or advertising in local publications.

                  "Licensed Mark" means the mark "CALVIN KLEIN", in the form attached as Exhibit A, or in any subsequent form as may be specified by Licensor. The term "Licensed Mark" does not include the name "CK/CALVIN KLEIN", the mark "CK" or any other variation, modification or derivative of such trademarks or the Licensed Mark.

                  "Net Sales" means [*](1)

                  "Products" means a line of soft home products particularly described in Exhibit B.

                  "Stores" means free-standing retail locations bearing the Licensed Mark (or another trademark of Licensor and the Calvin Klein Trademark Trust) operated by Licensor or its licensees or sublicensees.

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(1) Confidential portions omitted and filed separately with the Commission.



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                  "Territory" means the countries specified in Exhibit C. The
Territory shall not include duty-free outlets or similar tax-free areas ("Duty-free") except as may be expressly authorized by Licensor in its sole discretion.

1.                Grant of License

                  1.1.1 Subject to the provisions of this Agreement, Licensor hereby grants to Licensee an exclusive license to use the Licensed Mark throughout the Territory during the term on and in connection with the manufacture, distribution and sale at wholesale of the Products; provided, that Licensee may not commence the distribution and sale of Products in the countries included in Europe, the Middle East, Central America or South America unless Licensor shall have approved, not to be unreasonably withheld, a detailed business plan submitted by Licensee for any such region, indicating country - by-country development, specific doors, merchandise mix and projected Net Sales for each Annual Period and evidencing Licensee's ability and intent to execute such plan and such other information as Licensor reasonably requests. Licensee may request Licensor's consent to the manufacture of Articles on a non-exclusive basis outside the Territory. Licensor may grant or withhold such consent in its sole discretion based upon information supplied by the Licensee as to the specific Articles, manufacturing facilities and contractors involved. Furthermore, Licensor may from time to time, on a non-exclusive, seasonal basis, permit Licensee to sell Articles to certain specified retail outlets outside the Territory, subject to all of the terms of this Agreement.


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                  1.1.2    Except as otherwise provided in this Agreement, all
Articles must bear the Licensed Mark and no Articles may be sold or otherwise distributed by Licensee under any mark other than the Licensed Mark.

                  1.1.3 Prior to any use thereof, Licensee will submit a list of proposed third party contractors to Licensor, and such related information as Licensor may reasonably request, for its approval (which approval may be withdrawn at any time by Licensor in its reasonable discretion). Licensee will use commercially reasonable efforts to require all of its contractors to comply with all of the provisions of this Agreement relating to quality standards, confidentiality and trademark protection, and to ensure that its own facilities and those of such third party contractors observe all applicable laws and regulations including, without limitation those governing workplace and fair labor standards. Licensee will use commercially reasonable efforts to ensure that no contractor sells Articles including seconds, damaged Articles and Articles from which the Licensed Mark has been removed to any entity other than Licensee (or another duly authorized licensee of Licensor) or ships Articles to any location other than to the facilities of Licensee or such other licensees or to their respective customers within the Territory as directed by Licensee.

                  1.1.4 In the event Licensor determines to grant a license for Products in jurisdictions in Asia (other than Japan), Licensor shall so advise Licensee, and Licensee shall have the right for a 30-day period to make an offer to Licensor for such jurisdictions and if such offer is made and accepted, to negotiate the terms of a license for such jurisdictions during a period not to exceed 60 days following the date of such offer. Following such period, Licensor may license (or not license) such

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jurisdictions to any party it selects in its sole discretion on terms generally no less favorable to Licensor than those offered by Licensee.

                  1.2 Licensor reserves all rights to the Licensed Mark except as specifically granted herein, and Licensor may exercise any of its rights at any time. Licensee specifically acknowledges that Licensor has retained:

                  (a) the right to use, and to grant to any other third party the right to use, the Licensed Mark:

                           (i) in the Territory, with regard to any services or merchandise other than Products, and

                           (ii) outside the Territory, with regard to any services or merchandise;

                  (b) The right to own, operate and license retail outlets and boutiques throughout the world, identified by or with the Licensed Mark or other trademarks;

                  (c) the right to use, and to license third parties the right to use any trademark other than the Licensed Mark without restriction; and

                  (d) the right to manufacture, and to grant to third parties the right to manufacture, Products in the Territory solely for the purpose of export from and sale outside the Territory.

         1.3 Licensee acknowledges that Articles hereunder may bear some similarity of design to products bearing trademarks other than the Licensed Mark which may now or hereafter be manufactured, distributed or sold in the Territory in connection with the Licensed Mark, by Licensor or duly authorized licensees or authorized users, and that such similarity will not constitute a breach or default hereunder. To the extent practicable,

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Licensor will endeavor to arrange to distinguish such merchandise from Articles hereunder, whether by design, fabrication, distribution channels, target market, price range or otherwise.

         1.4 Any dispute between Licensee and any other non-Affiliate licensee of Licensor in the Territory as to whose license covers what merchandise shall be submitted to Licensor for its good faith determination, which determination shall be final and binding on the Licensee.

         1.5 Licensee will use its commercially reasonable efforts, including without limitation financing and investing in the staffing, advertising, promotion and development (both Product development and in-store development) of operations under this Agreement to exploit the rights herein granted throughout each jurisdiction in the Territory and to sell the maximum quantity of Articles therein, consistent with the high standards and prestige represented by the Licensed Mark.

         1.6 Licensee will not export Articles from the Territory and will not sell Articles to any third party which it knows or has reason to believe intends to export Articles from the Territory, in each case including sales or deliveries to Duty-free. Licensee will utilize such product identification systems and other measures as Licensor may from time to time reasonably specify in order to facilitate effective control of the distribution of Products and the Licensed Mark, both within and outside the Territory, and the monitoring and prevention of "parallel" or "grey goods" marketing.


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         1.7      Notwithstanding the provisions of Section 1.1.1, Licensor may grant third parties the right to produce (within or outside the Territory) Products for sale outside the Territory. Upon Licensor's request, Licensee will provide all relevant sourcing information to such parties and will otherwise cooperate as reasonably requested by Licensor ; provided, that Licensee shall not be required to disclose proprietary information. Licensee will timely supply Licensor or its distributors or other permitted licensees (including Stores licensees) with Articles for distribution in such quantities as Licensor may reasonably request on a priority basis, subject to reasonable credit considerations, and will maintain inventory to make Articles available to Stores on an ongoing and staged shipment (also known as "quick-ship") basis. [*](2)

         1.8 The Products described are among a range of product lines utilizing the Licensed Mark now or hereafter sold by Licensor, its licensees and other duly authorized parties. In order to provide for consistency in scope and to prevent confusion in the market, Licensee will use commercially reasonable efforts to arrange for the placement of items constituting Articles in the market to be consistent with the placement of such other product lines bearing the Licensed Mark and to be distinguishable from the placement of product lines bearing other trademarks of Licensor.

2.       Term

         2.1 The initial term of this Agreement shall be five years and approximately eight months commencing as of May 11, 1998 and continuing

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(2) Confidential portions omitted and filed separately with the Commission.


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through December 31, 2003 (the "Initial Term") unless sooner terminated in accordance with this Agreement. Licensee shall have the option to renew this Agreement for an additional five-year term (the "Renewal Term"), commencing on January 1, 2004, provided that: (i) written notice thereof is delivered to Licensor at least six months prior to the expiration date of the Initial Term;
(ii) Licensee is in compliance in all material respects with all the terms and provisions of this Agreement on the date the renewal notice is delivered and on the last day of the Initial Term; (iii) Net Sales of Licensed Articles during the 12-month period ending June 30, 2003 (the "Reference Period") shall be equal to at least (A) [*](3) in respect of the U.S., Canada, Mexico and (without duplication) Stores, plus (B) (without duplication for Net Sales in respect of Stores) an amount equal to the aggregate regional minimum Net Sales thresholds for the Reference Period for Europe, Middle East, Central America and South America (in each case, a "Regional Threshold") as determined in good faith between the parties when the business plans for such regions are approved pursuant to Section 1.1.1) (the sum of (A) plus (B) are referred to as the "Renewal Threshold") and (iv) Licensor in its reasonable discretion shall have approved Licensee's proposed detailed five year business plan for such renewal term (as submitted by Licensee by December 31, 2002). Notwithstanding the foregoing, if Licensee satisfies all of the conditions for renewal except that Licensee's Net Sales for the Reference Period are less than Renewal Threshold (but more than 85% of the Renewal Threshold) the Initial Term shall be extended to December 31, 2004; and if Licensee's Net Sales for the 12-month period ending June 30, 2004 are at least equal to the Renewal Threshold and Licensee continues to be in compliance in all material respects with all of the terms and provisions


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(3) Confidential portions omitted and filed separately with the Commission.

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of this Agreement on December 31, 2004, then this Agreement shall be renewed for the balance of the Renewal Term. If Licensee's Net Sales for the Reference
Period in respect of any of Europe, the Middle East, Central America or South America are less than the applicable Regional Threshold, this Agreement shall terminate in respect of such region upon the expiration of the Initial Term, except as otherwise agreed by Licensee. The Initial Term and the Renewal Term shall be collectively referred to herein as the "Term".

3.       Design

                  3.1 Licensor and Licensee will cooperate and will exercise their respective commercially reasonable efforts in the preparation of Collections and to carry out their respective duties and responsibilities set forth in the "Time and Action Calendar" attached hereto as Exhibit 3.1. At least 60 days before the development stage of any Collection, Licensee will provide a merchandising plan setting forth the number of styles, estimated unit production, in-store delivery dates, target wholesale price points, target market segment, potential jurisdictions for product sourcing and, where applicable, historical sales statistics for Licensor's review and use in developing such Collection as provided herein.

         3.2.1 Licensor will provide Licensee with creative concepts and fashion direction including recommendations as to color, material, design and styling of Articles as Licensor deems reasonably sufficient to develop each Collection of Articles, and such additional design assistance as it determines in its discretion. Licensor will designate a member of its design staff who will be dedicated primarily to the development of Articles. Licensor will, from time to time, submit to Licensee sketches, designs,

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colors, samples, labels and packaging and other materials in such quantity as it determines in its sole discretion, for use by Licensee in connection with its preparation of Collections.

         3.2.2 Licensee will utilize substantially all of the designs submitted or approved by Licensor for each Collection and will timely produce, offer for sale and ship all Articles produced therefrom, except as the parties may otherwise agree (taking into account technical or production problems which might affect the ability to timely develop and produce certain designs).

         3.3 Licensee will advise Licensor of innovative concepts and techniques in the industry relating to the manufacture of Articles and may, from time to time, deliver examples of materials for Licensor's consideration in development of the collections of Articles, which Licensor may accept, modify or reject in its sole discretion.

         3.4 Licensee may use only sketches, designs, colors, packaging, labels and other materials provided or approved by Licensor in connection with Articles.

         3.5.1 Licensee will be responsible for making all design and production prototypes and samples as well as for the production of Articles, and Licensee will bear all costs in connection therewith. To the extent Licensor reasonably determines necessary for the promotion of the prestige and image of the Licensed Mark or to respond to the sourcing preferences of particular markets, Licensor may from time to time request that specified Articles be produced in particular jurisdictions specified by Licensor. Licensee will not unreasonably refuse to comply with any such request.

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         3.5.2    Licensee will be responsible for [*](4) the design,
development, construction and maintenance and periodic refurbishments of a showroom or showrooms in accordance with the provisions of Section 5 hereof and of the in-store shops or in-store areas within stores of Licensee's customers ("shop-in-shops") referred to in the next sentence. Licensee will arrange for the opening of shop-in-shops within department stores and specialty stores using appropriate fixtures and signage, and to fully stock such shop-in-shops with an appropriate merchandise mix of Articles, all as approved by Licensor, pursuant to and consistent with the shop-in-shop development program included in the business plan approved by Licensor prior to the execution of this Agreement (such approval not to be unreasonably withheld) or in connection with the commencement of the Renewal Term, as the case may be. Licensee will use commercially reasonable efforts to carry out its shop-in-shop development programs in a manner comparable to and commensurate with the standards, sizes, locations and quality of the shop-in-shop programs of Licensor's competition as to Articles. By the end of the second Annual Period (1999), Articles are to be sold within at least [*](5) shop-in-shops and [*](6) fixtured areas (within the United States). However, to the extent Licensee establishes to Licensor's reasonable satisfaction that Licensee has been prevented from achieving such minimum numbers due to refusals or delays by its customers, such failure shall not be deemed a default hereunder; provided, that Licensee continues to use commercially reasonable efforts to achieve such numbers at the earliest practicable date. Licensor may periodically inspect Licensee's showrooms, trade exhibition shows, and shop-

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(4) Confidential portions omitted and filed separately with the Commission.

(5) Confidential portions omitted and filed separately with the Commission.

(6) Confidential portions omitted and filed separately with the Commission.


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in-shops. Any such inspection will be at Licensor's expense unless Licensor determines as a result of such inspection that Licensee's showrooms, trade exhibition shows or shop-in- shops have not been established and maintained in accordance with Licensor's specifications, in which case Licensee will at its expense promptly make such modifications to design, layout, decor, visual display or merchandise display formats as Licensor may reasonably require and will reimburse Licensor's reasonable costs and expenses in connection with such inspections and any follow-up inspections to determine the satisfactory completion of such modifications.

         3.5.3    [*](7)

         3.6.1 Licensee will make available to Licensor, without charge, such quantity of Articles as is reasonably requested by Licensor for use in fashion shows of "Calvin Klein" merchandise and for use by Licensor in the promotion of Articles, including public relations promotions.

         3.6.2 Licensee will permit Licensor's employees and other representatives to purchase Articles for personal use at Licensee's regular wholesale prices less [*](8).

4.       Quality Control

         4.1 The components, workmanship, fit and durability of Articles and of all related tags, labels, packaging and ancillary materials will at all

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(7) Confidential portions omitted and filed separately with the Commission.

(8) Confidential portions omitted and filed separately with the Commission.


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times be of the highest quality commensurate with the reputation, image and prestige of the Licensed Mark. Licensor will design or approve the styles, designs, packaging, components, workmanship, quality, display, merchandising, advertising and promotion of all Articles so as to ensure that Articles comply with the preceding sentence. The foregoing will not apply to cooperative advertising developed and placed by retail outlets if Licensee has no right to review, approve or control the same (it being understood that Licensee will use its commercially reasonable efforts to obtain such rights). Licensee will maintain production and other quality control procedures so as to ensure that the quality of Articles meets or surpasses that of the approved samples of Articles. Articles will be distributed, merchandised and sold with packaging and sales promotion materials appropriate for highest quality Products. Licensee has facilities for printing inserts in packaging, and other forms of promotional and/or collateral materials, and, subject to satisfaction of Licensor's specifications, quality standards and delivery requirements on an ongoing basis, such facilities will be the preferred source of production thereof. All Articles will be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws and regulations, including those governing workplace and labor standards.

         4.2 Before selling, distributing or promoting any Article, Licensee will deliver for Licensor's inspection and correction a prototype sample of each such Article together with prototype tags, labels and packaging to be used in connection therewith. Licensee will also deliver one initial production sample of each Article, together with the tags, labels and packaging to be used in connection therewith, for Licensor's approval. In addition, upon Licensor's request, Licensee will deliver to Licensor, free of

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charge, then current production samples of each Article produced hereunder together with the tags, labels and packaging being used in connection therewith so that Licensor may assure itself of the maintenance of the quality standards set forth herein. The foregoing deliveries shall be free of charge to Licensor. In the event Licensor determines that any Article so submitted fails to meet the quality standards set forth herein, Licensee will make any corrections determined by Licensor to be necessary to meet such quality standards. All Articles to be sold hereunder will be at least equal in quality to the samples approved by Licensor. If during any Annual Period, Licensee provides a substantial quantity of production samples, Licensor will retain a "sampling" of the same and will return the balance after its review of the same. Licensor's duly authorized representatives will have the right, upon reasonable advance notice and during normal business hours, to examine Articles in the process of being manufactured and to inspect all facilities utilized and controlled by Licensee or its Affiliates (including those of all its contractors) in connection with the manufacture, distribution and sale of Articles. Licensee's agreements with third party contractors related to Articles shall include a similar provision permitting Licensor's inspection of such contractors' facilities, as well as provisions permitting production and shipment of Articles and other materials bearing the Licensed Mark or other "Calvin Klein" identification only to the Licensee or as otherwise expressly directed by Licensee in accordance with this Agreement.

         4.3 All Articles will bear the Licensed Mark in such form and manner as may be approved by Licensor. Notwithstanding the foregoing, the Licensed Mark and all other "Calvin Klein" identification will be removed from all Articles to be sold by Licensee as other than first-quality merchandise, unless such removal would not be commercially feasible, in which case

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Licensee will mark such Articles in a manner (approved by Licensor) that clearly indicates that they are "irregular"; and such irregular and all Close-Out Articles will be sold only if there is no advertising or promotion in connection therewith utilizing or referring to the Licensed Mark. Each distribution outlet for the sale of "irregular" Articles, Close-Out Articles and excess piece goods (e.g., fabric), will be subject to the periodic prior approval of Licensor.

         4.4 Any and all proposed advertising, or promotional or publicity material (including issuing press releases, interviews or other public relations media) and any other printed or other communications media in connection with the promotion, sale or distribution of Articles, must be approved by Licensor prior to use by Licensee.

         4.5 If Licensor should disapprove any sample Article, tag, label, package or the like, or any advertising, promotional, merchandising or publicity material or the proposed placement thereof or any other printed matter, Licensee will not use or permit the use of the same in any manner, whether or not in connection with Articles or the Licensed Mark.

         4.6 In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee's distribution patterns must consist solely of retail outlets for resale directly to consumers and solely those retail outlets and doors whose location, merchandising and overall operations are consistent with
(i) the high quality of Articles and the reputation, image and prestige of the Licensed Mark and as set forth in a distribution plan, specifying the location of each such door and outlet, submitted by Licensee at least 90 days prior to the opening date for each seasonal Collection for Licensor's review

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and approval or (ii) as otherwise approved by Licensor on an ongoing basis.
Licensee acknowledges and agrees that such distribution patterns shall not include specialty stores or national chains without Licensor's prior written approval, which may be given or withheld in its sole discretion. Licensee will utilize commercially reasonable efforts to ensure that all department store distribution outlets utilize fixturing consistent with Licensor-approved specifications for the proper display and merchandising of Articles.

5.       Operations of Licensee

         5.1 Licensee shall be exclusively engaged in the business of performing its obligations and responsibilities hereunder. In connection therewith, Licensee shall:

         (a) (i) employ, (A) on an exclusive basis (1) a "President" of the Company who shall be subject to the ongoing approval of Licensor, and (2) such sales, merchandising and product development personnel, and (B) either on an exclusive basis or substantially dedicated to Licensee's operations hereunder to the extent reasonably required by Licensor, such production, technical, quality control, retail development, and visual display personnel, as will enable Licensee to exploit the License herein granted and to maintain the quality standards required hereunder; and

                  (ii) [*](9); and

                  (iii) in the case of visual display and retail development personnel, Licensee shall employ, retain or contribute to the cost of Licensor's dedicated personnel, as the case may be. The approximate annual

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(9) Confidential portions omitted and filed separately with the Commission.

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cost of visual display and retail development staff (as employed or retained by the predecessor licensee for Products) is currently [*](10)

         (b) (i) contribute to the cost and expense (including maintenance and seasonal set-ups) of a showroom at 205 West 39th Street, New York, New York for the purpose of displaying and promoting and if so determined, selling the Articles in an amount reasonably allocated by Licensor (the current cost of which is [*](11)) and (ii) if Licensee so determines, to establish and maintain an additional showroom for the display and sale of the Articles, the location and the decor of which, and any subsequent or renovated showroom, shall be subject to the ongoing approval of Licensor (which shall include the selection or approval of the architect for such showroom, as well as plans for such location;

         (c) maintain throughout the term of this Agreement separate showrooms in specific regional locations outside the United States (as set forth in the business plans provided for in Section 1.1.1), to be established as soon as practicable, for the sole purpose of displaying, promoting and selling Articles (the general location (and relocation) and decor of such showrooms, and trade show and exhibition areas will be subject to the ongoing approval of Licensor, and the architect retained by Licensee in connection with such showroom will be either selected or approved by Licensor). All funds for all of the foregoing will be provided by Licensee;

         (d)      establish, and thereafter maintain throughout the term of this
Agreement: production and other facilities, whether by ownership or by contractual arrangement, to exploit the license herein granted and maintain the quality standards required hereunder;

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(10) Confidential portions omitted and filed separately with the Commission.
(11) Confidential portions omitted and filed separately with the Commission.


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         (e)      at all times maintain an adequate operating performance and financial position, and adequately finance all of the above and the operations as specified in this Agreement;

         (f) retain or employ on an exclusive or non-exclusive basis such in-store sales and merchandising personnel as Licensor may reasonably require consistent with its corporate program to exploit the sale of Articles within certain key accounts of Licensee;

         5.2      Licensee will deliver:

                  (i) within 30 days after the close of the regular shipping season of each Collection, its sales results (reflecting goods actually shipped), by style, on a unit basis, of Articles shown and sold; and within 90 days following the close of the regular shipping season a report setting forth the sell-through by Licensee's customers of Articles shipped to them;

                  (ii) annually, within 60 days following the close of the each Annual Period, (A) a detailed analysis of Licensee's operations under this Agreement, including sales results by Article, and by distribution outlet for each jurisdiction (country) and region of the Territory as determined in which Licensee is authorized hereunder to sell Articles, and (B) if mutually agreed, an independent analysis of sales and distribution of comparable products and of the overall market for Articles and other brands of Products, in each case in such form or forms as may be agreed upon by the parties;

                  (iii) within 180 days after the close of each Annual Period,
(A) copies of Guarantor's audited annual financial reports (balance sheets, and statements of income and cash flow) prepared in accordance with U.S. generally accepted accounting principles, consistently applied ("U.S. GAAP"), reported on by an internationally recognized accounting firm together with a

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certificate executed by Guarantor's chief financial officer setting forth the computations necessary to demonstrate Guarantor's compliance with the financial covenants referred to in the second sentence of Guarantor's guarantee substantially in the form attached hereto (the "Guarantee"); and (B) copies of Licensee's unaudited annual financial statements prepared on a basis consistent with Guarantor's financial statements;

                  (iv) within 45 days after the close of each calendar quarter copies of Licensee's unaudited quarterly financial statements, which will be prepared on a basis consistent with its annual financial statements;

                  (v) promptly (and in any event within five business days) after discovery thereof, notice of any failure to comply with any of the financial covenants contained in Section 5.1(e) or any other default under this Agreement;

                  (vi) (A) By September 30 of each Annual Period, (i) Net Sales estimates (projecting in reasonable detail Net Sales by region for each of the next three succeeding Annual Periods), and (ii) a certificate, executed by Licensee's chief financial officer, certifying and setting forth appropriate evidence that Licensee's internal and committed external sources of liquidity are sufficient to fund its operations during the next succeeding Annual Period in light of such Net Sales estimates), and (B) estimated total Net Sales and total aggregate advertising and promotional expenses (including all cooperative and trade advertising, and all promotional expenses) for each Annual Period, by January 30 of the following Annual Period; and

                  (vii) promptly, and in any event within 5 days of filing, copies of all annual, quarterly or current reports, registration statements, proxy statements or similar filings made by the Guarantor under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (viii) such additional information as Licensor may from time to time reasonably request.

         5.3 Annually, as soon as practicable following receipt of the reports referred to in Section 5.2(i) and (ii), the parties will review and discuss the same and any other relevant aspects of Licensee's operations. Licensor may recommend such changes in such operations or in the design or merchandising of, or distribution patterns for, Articles, as it deems necessary or desirable to exploit the license granted hereunder or to ensure the cohesive development, presentation, sale, merchandising, distribution, advertising and promotion of Articles and the Licensed Mark in light of the range of other merchandise produced by Licensor or by other authorized licensees and users of the Licensed Mark. Licensee will give due consideration to such recommendations in light of its obligations hereunder.

6.       Advertising/Promotion

         6.1 Licensee will spend for co-operative and trade advertising, during each Annual Period, such amounts which will be adequate to enable Licensee to exploit the license herein granted, and which will be commensurate with expenditures of Licensor's competitors for Articles. Cooperative expenditures shall include expenditures for advertising in support of store sales, marketing tools, catalogs, fixturing for shop-in-shops, in-store point of sale materials, promotional materials and public relations event costs.

         6.2      [*](12)

         6.3 (a) For each advertising campaign: (i) Licensee will provide appropriate market information, and (ii) after consultation with Licensee but in Licensor's sole discretion, Licensor will develop themes and creative concepts and make all other necessary decisions regarding models, production, placement, execution and final product. The parties may from time to time mutually agree to arrange for an independent market study relating to Products, demographics, or market trends. Licensee will bear the costs of any such studies, which amounts will not be credited towards the Minimum Advertising Expenditure, but will be credited towards Licensee's obligations set forth in Section 6.1. Licensor may utilize CRK Advertising, a division of Licensor, for the promotion of the Articles, and for the development and placement of advertising hereunder.

         (b)      [*](13)

         6.4 Any qualified expenditure incurred by Licensee during any Annual Period for Consumer Advertising of Articles and the Licensed Mark in excess of the Minimum Advertising Expenditure for such Annual Period will not be credited against the Minimum Advertising Expenditure for any other Annual Period.

--------
(12) Confidential portions omitted and filed separately with the Commission.
(13) Confidential portions omitted and filed separately with the Commission.

         6.5 Licensee recognizes that its public actions and statements can affect the image of Licensor, the Licensed Mark, the Articles and Licensor's other trademarks, licensees and licensed products. Accordingly, (a) the use and release of any and all promotional material (printed or otherwise) relating to the Article or Licensee's activities pursuant to this Agreement in the nature of press releases, interviews or other public relations events, and (b) any other corporate release, prospectus (preliminary and final) data or information which will or is likely to become public and, if so, could affect such image, will be prepared or conducted in consultation with, and subject to the prior approval of, Licensor's Public Relations Department. After any such approval, Licensee will not modify the approved material or activity in any material respect unless such modification is specifically approved by Licensor's Public Relations Department.

7.       Approval Standard

         7.1 Licensee acknowledges that except as otherwise specifically provided herein, Licensor's approvals required pursuant to this Agreement may be based solely on Licensor's subjective aesthetic standards and may be granted or withheld in Licensor's sole and absolute discretion, exercised in good faith.

8.       Minimum Guaranteed Fees
         8.1      [*](14)

--------
(14) Confidential portions omitted and filed separately with the Commission.

9.       Percentage Fees

         9.1 In consideration of the license granted and the design services performed by Licensor hereunder, Licensee will pay to Licensor a fee (in each case, a "Percentage Fee") equal to [*](15)

         9.2      [*](16)

         9.3 Within 30 days after the end of each quarter, Licensee will deliver a statement setting forth (i) the monthly amount of Net Sales for such quarter (ii) a computation of the amount of Percentage Fee for such quarter and
(iii) an appropriate summary of all expenditures made by or on behalf of Licensee pursuant to Article 6 of this Agreement. Such statement will also set forth in detail and separately for each country, for each category of Articles and for each account of Licensee: the style number, description, number of units, unit price and the total amount of gross sales of Articles shipped during such quarter, the type and amount of discounts and credits from gross sales deducted therefrom (separately as to each type of discount or credit) and all advertising and promotional expenditures. Each such statement will be signed by Licensee's chief financial officer and certified by him as complete and accurate.

         9.4 Within 180 days after the close of each Annual Period, a report certified by Guarantor's independent certified public accountants who report on its audited financial statements, setting forth for the entire Annual

--------
(15) Confidential portions omitted and filed separately with the Commission.
(16) Confidential portions omitted and filed separately with the Commission.

Period the information required by the first sentence of Section 9.3. For purposes of Sections 8 and 9, the effective date of any termination of this Agreement will be deemed to be the close of an Annual Period and the close of a quarter, and the period between the last day of the preceding Annual Period and such effective date will be deemed to be an Annual Period.


10.      Audit

         10.1 Licensee will prepare and maintain, in accordance with US GAAP, complete and accurate books of account and records covering all of its operations. While this Agreement remains in effect and for three years thereafter, during regular business hours and upon reasonable notice Licensor and its representatives may from time to time examine said books of account and records and all other documents and material in the possession or under the control of Licensee or its Affiliates relating to the subject matter of this Agreement, including the work papers of Licensee's auditors. All such books of account, records and documents will be kept available by Licensee for at least three years after the Annual Period to which they relate.

         10.2 If any such examination indicates that the amount of Percentage Fee for any Annual Period should have been higher than the Percentage Fee as previously computed and reported by Licensee, Licensee will immediately remit the shortfall to Licensor, together with interest thereon computed in accordance with Section 13.1(a). If the shortfall is [*](17) or more of the

--------
(17) Confidential portions omitted and filed separately with the Commission.

Percentage Fee as previously computed and reported by Licensee, or if such examination indicates that Licensee should have known of such shortfall at the time of such computation and report, Licensee will promptly reimburse Licensor for the cost of such examination within five days of Licensor's demand therefor. If such examination indicates that Licensee made an overpayment of Percentage Fee, and such overpayment was not subsequently adjusted, Licensor shall advise Licensee and provide for appropriate adjustments or credits towards future payments by Licensee.

11.      Certain Additional Matters
         Exhibit 11 sets forth certain additional provisions regarding trademark ownership and protection (including use of Licensee's corporate name in connection with the Licensed Mark), infringement/parallel imports, copyright, confidentiality, indemnification/insurance, representations, brokerage and certain miscellaneous sections, all of which provisions are intended to be an integral part of this Agreement and are incorporated herein by reference.

12.      Other Designers

         12.1 During the term of this Agreement and any extension or renewal thereof:

         (a)      [*](18)


------------
(18)  Confidential portions omitted and filed separately with the Commission.

         (b)      [*](19)

13.      Breach/Default

         13.1 If any of the following breaches or defaults occurs, then the non-breaching party may by written notice to the breaching party terminate this Agreement as provided below:

         (a) If Licensee fails to make any payment hereunder on the date such payment is due (i) Licensee will pay interest on the unpaid balance of the amount due at a rate equal to three percentage points above the prime rate per annum announced by Chase Bank in New York, New York as its prime rate as of the close of business on the date such payment initially became due until the date such amount is paid in full; and (ii) if such failure to pay continues for five business days or more following written notice thereof, Licensor may terminate this Agreement forthwith.

         (b) If Licensee fails to comply with the first sentence of Section 1.5, Section 5.1(e) or Section 15.2, or the Guarantor fails to comply with the second paragraph of the Guarantee, Licensor may terminate this Agreement forthwith.

         (c) If Licensee fails to perform any of its obligations hereunder, which failure may adversely affect the Licensed Mark, Licensor may terminate this Agreement forthwith: (i) if such default is incurable; or (ii) if such default is curable but continues uncured for a period of ten days or more after written notice thereof has been given to Licensee.

--------
(19) Confidential portions omitted and filed separately with the Commission.

         (d) If either party fails to perform any other obligation hereunder, the non-defaulting party may terminate this Agreement forthwith: (i) if such default is incurable; (ii) if such default is curable, within 30 days, but continues uncured for a period of 30 days or more after written notice thereof has been given to the defaulting party or (iii) if such default is curable but not within such 30 day period and (A) all reasonable steps necessary have not been taken by the defaulting party within said 30 day period or (B) such defaulting party fails to diligently take all steps necessary to cure such default as promptly as practicable or (C) such default continues uncured within 60 days after written notice thereof has been given to the defaulting party.

         (e) If the Guarantor defaults under any of its financial covenants set forth in the Guarantee or the Guarantor otherwise disavows, breaches or defaults under the Guarantee, or the Guarantor otherwise asserts that the Guarantee is invalid or unenforceable, Licensor may terminate this Agreement forthwith.

         (f) If any indebtedness of the Licensee or the Guarantor in excess of $5 million is accelerated or otherwise comes due and payable before its stated maturity, Licensor may terminate this Agreement forthwith.

         13.2.1 If Licensee files a petition in bankruptcy, is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if it discontinues its business or discontinues reasonable commercial exploitation of Articles for a period of 60 days or more, or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets for any reason, or if it defaults on any obligation that is secured by a security interest in any Articles, this Agreement will forthwith automatically terminate, in which case no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business will have the right to continue this Agreement or to exploit or in any way use the Licensed Mark.

         13.2.2 No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business will have the right to continue this Agreement or to exploit or in any way use the Licensed Mark if this Agreement terminates pursuant to Section 13.2.1 above.

         13.2.3 Notwithstanding the provisions of Section 13.2.1, if a trustee in bankruptcy of Licensee (the "Trustee") or Licensee, as debtor ,properly elects to assume this Agreement pursuant to the United States Bankruptcy Code or any amendment or successor thereto (the "Bankruptcy Code") and thereafter desires to assign this Agreement to a third party in accordance with the Bankruptcy Code, the Trustee or the Licensee, as the case may be, will notify Licensor of same in writing (the "Notice"). The Notice will constitute the grant of an option to Licensor to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice. Such option may be exercised only by written notice given by Licensor to the Trustee or the Licensee, as the case may be, within 15 days after Licensor's receipt of the Notice or such shorter period of time as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to give its notice within the exercise period, the assigning party may complete the assignment but only to the entity named in the Notice and upon the terms specified therein. This
Section 13.2.3 shall not preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

         13.3 Notwithstanding any termination in accordance with the foregoing, Licensor hereby reserves, all the rights and remedies which it has or which are granted to it by operation of law, to collect fees due, earned or payable by Licensee pursuant to this Agreement, to be compensated for damages for breach of this Agreement and to enjoin the unlawful or unauthorized use of the Licensed Mark without the necessity of posting any bond or proving any actual damages (which injunctive relief may also be sought prior to or in lieu of termination).

14.      Effects of Termination

         14.1.1 On the expiration or earlier termination of this Agreement pursuant to Section 13 or otherwise, all the rights of Licensee hereunder will forthwith terminate and automatically revert to Licensor; provided, that except in the case of a termination (i) by Licensor pursuant to Section 13.1, or (ii) pursuant to Section 13.2, for an additional period of 180 days only on a non-exclusive basis, Licensee may continue to sell its inventory of Articles (including work-in-process and work necessary to utilize special materials not usable except in the production of Articles) ("Inventory") on hand at the date of termination, but only to the extent the existence and amount of such Inventory as of the date of termination is disclosed in the statement (described in Section 14.1.2 below) certified by Guarantor's independent public accountants and delivered to Licensor within 15 days following termination. Such Inventory, and statement will be subject to verification by Licensor. Sales by Licensee of such Inventory will be made under the Licensed Mark and in accordance with all of the terms and provisions of this Agreement (including the payment of the Percentage Fee in connection therewith without credit for any Minimum Guaranteed Fee previously paid by Licensee), only to Licensee's regular accounts in the ordinary course of business, in accordance with sales policies in effect prior to termination, or otherwise only as may be approved by Licensor.

         14.1.2 Upon expiration or early termination of this Agreement (but only in the event that Licensee has a non-exclusive period in which to dispose of inventory of finished Articles), Licensee will forthwith deliver to Licensor a statement setting forth its Inventory of Articles. Such statement will specify quantity, design and styles and will set forth Licensee's cost (as indicated in the books and records of Licensee) of such Articles and other materials and shall set forth Licensee's cost (as indicated in the books and records of Licensee) of each of such Articles and other materials. Licensor shall have the option (hereinafter called the "Inventory Purchase Option") to purchase all such Articles (other than damages and irregulars) and/or all or any portion, in its discretion, of such damages, irregulars and other materials which are included in the inventory of Licensee on the date of purchase for an amount equal to [*](20)

--------
(20) Confidential portions omitted and filed separately with the Commission.

         14.2 Except as provided in Section 14.1, on the expiration or earlier termination of this Agreement, and regardless of any claim for wrongful termination, Licensee will forthwith discontinue all use of the Licensed Mark, will no longer have the right to use the Licensed Mark or any variation or simulation thereof, will transfer to CKTT or Licensor, as applicable, all registrations, filings and rights with regard to the Licensed Mark which it may have possessed at any time, and will cease doing business as "Calvin Klein Home". Licensee will also thereupon deliver to Licensor or to Licensor's designee free of charge, or at Licensor's option will destroy, all materials utilized in connection with Articles and all labels, tags and other material in its possession with the Licensed Mark thereon, and will use its best efforts to cause stencils, sketches and other materials related to the production of Articles in the possession of third parties to be destroyed or otherwise rendered unusable. Licensee will not reproduce or adapt any of said stencils, sketches or other materials for use on or in connection with merchandise subsequent to the termination of this Agreement.

         14.3 Licensor may, in its sole discretion, at any time, enter into such agreements as it desires pursuant to which Products bearing the Licensed Marks may be shown, advertised, distributed or sold in the Territory by it or by any duly authorized third party other than Licensee, so long as such agreements do not become effective as to the offer, sale, advertising, promotion or shipment of Exclusive Products within the Territory prior to the date of termination of this Agreement.

15.      Miscellaneous

         15.1 All reports, approvals and notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, by reputable overnight courier, telecopied or sent by certified, registered or express mail (in each case with return receipt requested), postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied, or on the date received if deposited in the mail or sent by reputable overnight courier, in each case to the party concerned at its address as set forth below or at such other address as a party may specify by notice to the other.

         Licensor:         Calvin Klein, Inc.
                           205 West 39th Street
                           New York, New York 10018
                           Attention: President
                           Facsimile: 212/221-3259

         Copies:           Calvin Klein, Inc.
                           205 West 39th street
                           New York, NY 10018
                           Attention: Licensing Department
                           Facsimile: 212/944-1959
                           Attention: Corporate Affairs
                           Facsimile: 212/768-8930

         Licensee:         Crown Crafts Designer, Inc.
                           1185 Avenue of the Americas, 8th Floor
                           New York, NY 10036
                           Attention: President
                           Facsimile: 212-824-2680

         Copy:             Crown Crafts, Inc.
                           1600 RiverEdge Parkway, 2nd Floor
                           Atlanta, GA 30328
                           Attention: President
                           Facsimile: 770-644-6264
                           Attention: General Counsel
                           Facsimile: 770-644-6264

         15.2 Licensee acknowledges and recognizes that: (a) it has been granted the license herein because of its particular expertise, knowledge, judgement, skill and ability; (b) it has substantial and direct responsibilities to perform this Agreement in accordance with its terms; (c) Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in specific manner consistent with the high standards of integrity and quality associated with Licensor and its business; (d) the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor; and (e) this Agreement is one under which applicable law excuses Licensor from accepting performance from, or rendering performance to, a person or entity other than licensee, within the meaning of
Section 365(c) and (e) of the Bankruptcy Code (title 11, U.S. Code). Licensee may not assign or otherwise transfer any of its rights or obligations hereunder (including any attempt by Licensee to establish a sublicense or a distributorship without the prior consent of Licensor as to such sublicensee and sublicense or distributor and distributorship agreement). Any such attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, will be void and of no force or effect. For purposes hereof, any transfer of all or a controlling portion of the shares of Licensee (by a shareholder other than Licensor) in one or more transactions (whether over a period of time or all at once) except to Licensor or a Licensor-approved shareholder, will be deemed an attempted transfer prohibited by this Section
15.2 and will be void pursuant to the preceding sentence. In addition, upon the occurrence of a "Change of Control" (as defined) of the Guarantor, Licensor may by written notice terminate this Agreement. For purposes of this Agreement, a "Change of Control" of Guarantor shall have occurred if:

         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the current shareholder(s) at the time of execution of this Agreement, as set forth in Section 15.2, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act,) directly or indirectly, of more than 35% of the total voting power of the voting stock of the Guarantor (or its successor by merger, consolidation or purchase of all or substantially all of its assets) or the Guarantor consummates any merger or consolidation and the stockholders of Guarantor immediately prior to such merger or consolidation do not control in the aggregate the majority of the total voting power of the voting stock of the Guarantor (or the successor formed by such merger or consolidation) immediately following such merger or consolidation ; or

         (ii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Guarantor (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Guarantor was approved by a vote of a majority of the directors of the Guarantors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the then remaining members of the Board of Directors of the Guarantor or was nominated or elected by such then remaining members of the Board of Directors of the Guarantor) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

         (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor; or

         (iv) the adoption by the stockholders of a plan for the liquidation or dissolution of the Guarantor.

         15.3 This Agreement together with the Exhibits and Schedules attached hereto, all of which are incorporated herein by reference, contains the final, complete and exclusive understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings (except for the confidentiality agreement entered into by the parties) and may not be modified, nor may any of the provisions hereof be waived, except by a writing executed by the parties.

         15.4 This Agreement will be considered as having been entered into in the State of New York and will be construed and interpreted in accordance with the laws of that state applicable to agreements made and to be performed therein. However, disputes regarding the Licensed Mark will be resolved in accordance with the U.S. Federal trademark laws and related laws, statues, rules and regulations of the United States unless there are no U.S. Federal laws, statutes, rules or regulations dispositive of such dispute, in which event such disputes will be resolved in accordance with the previously described laws of the State of New York.

         15.5 Licensee acknowledges and agrees that the effectiveness of this Agreement is contingent upon simultaneous execution and delivery of the Guarantee by the Guarantor.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
                                            CALVIN KLEIN, INC.

                                            BY:/s/ BARRY SCHWARTZ
                                               -------------------------------



                                            CROWN CRAFTS DESIGNER, INC.

                                            BY:/s/ Michael Bernstein
                                               -------------------------------

                                    Exhibit A
                                  Licensed Mark




                        [CALVIN KLEIN LOGO APPEARS HERE]

                                    EXHIBIT 11

I.       Trademark Ownership and Protection

         I-1      Licensee will not (a) co-join any name or names with the
Licensed Mark, (b) use the name "Calvin Klein" or "CK" or any portion or derivative thereof in its corporate name, or (c) use any other name, or names in connection with the Licensed Mark, in any advertising, promotion, publicity, labeling, packaging or other printed matter of any kind in connection with the distribution or sale of Articles except as may be required or approved by Licensor; provided, that Licensee may do business as "Calvin Klein Home" and in connection therewith will make appropriate "fictitious name" filings (subject to Licensor's prior review and approval). Any use of Licensee's corporate name or that of its Affiliates in connection with the Licensed Mark will be subject to the approval of Licensor, and will clearly indicate that the Licensee is using the Licensed Mark pursuant to a license from Licensor.

         I-2      Licensee acknowledges that Calvin Klein Trademark Trust
("CKTT") is the owner, and Licensor is the beneficial owner, of all right, title and interest in and to the mark "CALVIN KLEIN," and to any variant or modification thereof, for Products in the Territory in any form or embodiment thereof. CKTT also owns the goodwill related to such mark and to the business and goods in relation to which such mark has been or will be used. Licensee will not at any time directly or indirectly do or suffer to be done any act or thing that might in any way adversely affect any rights of CKTT or Licensor in and to any of such mark, any registrations thereof or any applications for registration, thereof or that might reduce the value thereof or detract from its reputation, image or prestige of that of CKTT, Licensor or Mr. Calvin Klein. Sales by Licensee and its Affiliates will be deemed to have been made by CKTT for purposes of trademark registration and all uses of the Licensed Mark by Licensee and its Affiliates and goodwill generated by use of the Licensed Mark will inure to the benefit of CKTT.

         I-3      At Licensor's request, Licensee will execute any and all
reasonable documents (including registered user agreements) and take any other similar actions reasonably required by Licensor to confirm CKTT's ownership or Licensor's beneficial ownership of the marks referred to in Section I-2 and the respective rights of CKTT, Licensor and Licensee pursuant to this Agreement. Licensee will cooperate with Licensor and will take any actions reasonably requested by Licensor in connection with the filing and prosecution by Licensor of applications in CKTT's name (or if applicable, Licensor's name) to register the Licensed Mark for Articles and in connection with the maintenance and renewal of such registrations as may issue. Upon termination of this Agreement, Licensee will execute such documents as reasonably required by Licensor to evidence such termination. Licensor will bear all expenses in connection with the preparation and filing of all such documents (excluding any costs or expenses for review of such documents by Licensee or its representatives) filing of registered user agreements and with any documents required to evidence termination of this Agreement, including termination of such registered user agreements. In order to effect the foregoing, Licensee will execute the power of attorney set forth as Exhibit 11 I-3 hereto.

         I-4      Licensee will use the Licensed Mark in the Territory strictly in compliance with the legal requirements obtaining therein and will use such markings in connection therewith as may be required by applicable legal provisions. Licensee will cause to appear on all Articles and on all materials on or in connection with which the Licensed Mark is used, such legends, markings and notices as may reasonably be necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto as Licensor may request.

         I-5      Whether during the term of this Agreement or subsequent to its termination, Licensee will never (a) challenge Licensor's ownership of or the validity of the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein, or (b) challenge the fact that Licensee's rights pursuant to this Agreement are solely those of a licensee.

II.      Infringement/Parallel Imports

         II-1.    Whenever Licensee learns of any infringement or imitation of the Licensed Mark or of any use by any person of a trademark similar to the Licensed Mark or of any acts of unfair competition involving the Licensed Mark as they relate to Products, it will promptly notify Licensor thereof. Licensor will thereupon take such action as it deems advisable for the protection of Licensor's rights in and to the Licensed Mark, including, without limitation, reasonably requiring Licensee to take action in Licensor's name and on Licensor's behalf, in which case Licensee will cooperate with Licensor in all reasonable respects. In no event will Licensor be required to take any action which Licensor deems in good faith to be inadvisable. In the event Licensor requires Licensee to take action on Licensor's behalf, Licensee will do so, as Licensor deems reasonably appropriate, strictly in accordance with Licensor's directions and will advise Licensor of all developments as they occur. In all such instances Licensor and Licensee will consider the effect the infringement is having on the market, the costs of such contemplated action and the likelihood of success. Licensee will take no action with respect to the Licensed Mark including, without limitation, initiating proceedings, settling any action, appealing any adverse decision or discontinuing any action taken by it, except to the extent the same is approved in advance by Licensor. Subject to Section II-4, Licensee will bear all expenses (including investigation expenses and legal fees and expenses) incurred with respect to any actions taken pursuant to this Section. Any damages recovered or sums obtained in settlement in or with respect to any action described in this Section II-1 or Section II-2 will first be applied to reimburse Licensee and/or Licensor for the legal expenses incurred and actually paid by it; the balance, if any, will be allocated 50% to each of the parties.


         II-2     Licensee will use commercially reasonable efforts to minimize and deter the diversion of Articles for sale outside of the Territory (including, without limitation, unauthorized distribution of Articles by Licensee's manufacturers and subcontractors) ("Diversion"). Licensee will cooperate with Licensor in Licensor's efforts to minimize and deter Diversion ("Anti-Diversion Efforts"). Without limiting the foregoing:

                  (a) Licensee will promptly provide such information as Licensor may from time to time reasonably request concerning its manufacturing, subcontracting and distribution locations, activities and shipments, product and label identification systems and data and sales to and by its customers; and

                  (b) Licensee will promptly reimburse all out-of-pocket expenses reasonably incurred by Licensor in its Anti-Diversion Efforts (including, without limitation, reasonable attorneys' fees and expenses).

         II-3     Where Licensor deems it advisable and with Licensee's consent,
Licensor will initiate criminal or civil actions against the persons outside Territory seeking to manufacture counterfeit Articles or sell or ship counterfeit Articles into the Territory (excluding, for this purpose, manufacturers or subcontractors described in the definitions of Diversion). The cost related to any such actions will be entirely for Licensee's account.

         II-4.    Licensor will consult with Licensee in planning and
enforcement activities pursuant to this Section II. The parties will establish and from time to time revise a budget for such enforcement activities. Licensor may not seek reimbursement from Licensee with respect to any action covered by Sections II-1 or II-2 unless, at the time of commencement thereof, Licensee shall have consented to such commencement. Licensor will use commercially reasonable efforts to control the costs of all such actions. The parties will consult and cooperate to forecast Licensor's reimbursable expenses hereunder and make suitable arrangements so that Licensor may receive Licensee's payments in respect thereof at or shortly before such expenses are incurred.

III.     Copyright

         III-1.   Licensee acknowledges that all rights (including copyright and design patent rights) in any works or contributions to works including, without limitation, sketches, designs, packaging, labels, tags, advertisements, promotional material or the like used in connection with the Licensed Mark ("Works") which are created by Licensor will be owned by Licensor. In addition, Licensee hereby assigns to Licensor all right, title and interest in any Works or contributions to Works which may be created by Licensee. Licensee will execute and deliver to Licensor such further instruments of ownership and transfer in respect thereto as Licensor may request in connection with the foregoing and, if Licensee will fail to do so, Licensor may execute such instruments on behalf of Licensee and make appropriate dispositions thereof. Works and contributions to Works may be prepared by Licensee only through Licensee's employees whose contribution is to be considered a "work made for hire" and by others who have executed a written assignment in favor of Licensee. Licensee will not, at any time, do or suffer to be done any Works, including, without limitation, filing any application to record in its name any claims to copyrights with respect to Articles or material utilizing the Licensed Mark; and Licensee will do any and all things reasonably required by Licensor to preserve and protect said rights, including, but not by way of limitation, placing the copyright notice specified by the Universal Copyright Convention on all such copyrightable material.

IV.      Confidentiality

         IV-1.    All information relating to this Agreement and any related agreements entered into by the parties or relating to Licensor and its Affiliates and/or designees which Licensee learns or has learned since the commencement of negotiation of this Agreement, all design concepts which

Licensor or its Affiliates or designees provide to Licensee hereunder and all sketches and designs received by Licensee from Licensor or its Affiliates or designees or are approved for use in connection with the Articles and all Works (collectively, "Licensor's Data") are valuable property of Licensor and such Affiliates or designees. Licensee acknowledges the need to preserve the confidentiality and secrecy of Licensor's Data. During and after the term of this Agreement, Licensee will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the term or any renewal or extension hereof), and will take all necessary steps to ensure that the use of Licensor's Data by Licensee or its Affiliates or designees (which use and designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of Articles hereunder) will preserve such confidentiality and secrecy in all respects. Notwithstanding the foregoing, Licensee's obligations to keep Licensor's Data confidential will terminate (except for designs and design concepts and materials) at such time and solely to the extent that any such Licensor's Data will become generally known to the public and in the public domain, through no fault of Licensee or any or its Affiliates or designees. Licensee agrees that in the event if reasonably determines that it must disclose certain information regarding this Agreement and/or file this Agreement as a exhibit to any public filings, that it will (i) consult with Licensor prior to any such disclosures and (ii) use is commercially reasonable efforts to seek confidential treatment of portions of this Agreement under the Securities Act of 1933, as amended or the Exchange Act, as the case may be, as agreed to between Licensor and Licensee.


         IV-2.    All information relating to Licensee and its Affiliates and/or designees which Licensor learns or has learned since the commencement of negotiation of this Agreement other than Licensor's Data (collectively "Licensee's Data") is valuable property of Licensee and such Affiliates or designees. Licensor acknowledges the need to preserve the confidentiality and secrecy of Licensee's Data. During and after the term of this Agreement, Licensor will not use or disclose same (except for use required to fulfill the provisions of this Agreement during the term of any renewal or extension hereof and use deemed necessary by Licensor in connection with its business), and will take all necessary steps to ensure that the use of Licensee's Data by Licensor or its Affiliates or designees (which use by such designees will be solely as necessary for the manufacture, distribution, sale, advertising or promotion of Articles hereunder) will preserve such confidentiality and secrecy in all respects. Notwithstanding the foregoing, Licensor's obligations to keep Licensee's Data confidential will terminate at such time and solely to the extent that any such Licensee's Data will become generally known to the public and in the public domain, through no fault of Licensor or any of its Affiliates or designees.

V.       Indemnification/Insurance

         V-1.     Licensee hereby indemnifies and holds harmless each of
Licensor, CKTT and Calvin Klein, individually, and their respective Affiliates, directors, shareholders, employees and agents from and against any and all losses, liability, damages and expenses (including reasonable attorneys' fees and expenses) which any of them incur or for which any of them may become liable or be compelled to pay in any action or claim, for or by reason of or resulting from any acts of Licensee or its Affiliates or any of their respective directors, shareholders, employers or agents pursuant to (or failure of Licensee to take acts required by) this Agreement, excluding those matters as to which Licensee is indemnified pursuant to Section V-3. The provisions of this section and the obligations of Licensee set forth herein will survive expiration or other termination of this Agreement.

         V-2.     Licensee will procure and maintain at its own expense in full force and effect at all times during which Articles are being sold with a responsible insurance carrier licensed to do business in the State of New York and acceptable to Licensor, a public liability insurance policy including products liability coverage as well as contractual liability with respect to this Agreement with a limit of liability of not less than $5,000,000. Such insurance policy will insure against occurrences happening at any time during which Articles are being sold or used regardless of when claims may be made. Such insurance policy will be written for the benefit of CKTT, Licensor, Licensee and Calvin Klein, individually, and will provide for at least ten days prior written notice to Licensor and Licensee of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and will, annually and otherwise from time to time, upon reasonable request by Licensor, promptly furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Section V-2 will be deemed to limit in any way the indemnification provisions of Section V-1 above.

         V-3.     [*](21)

VI.      Representations

         VI-1.    Licensor represents and warrants that (i) it has full right, power and authority to enter into this Agreement, including the right to grant the License to use the Licensed Mark contemplated by this Agreement, and to perform all of its obligation hereunder. [*](22)


         VI-2.    Licensee represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.


VII.     Additional Miscellaneous Provisions

         VII-1.   Each party hereby indemnifies and holds the other party and its respective employees and Affiliates harmless from and against any and all liabilities (including reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finder's fees due any broker or finder engaged, utilized or

--------
   (21) Confidential portions omitted and filed separately with the Commission.

   (22) Confidential portions omitted and filed separately with the Commission.

contacted by such indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Each party agrees that it will bear its own expenses related to any claim arising from the predecessor license as referred to in the Agreement, and will refrain from making claims against the other in connection herewith.

         VII-2.   Except as otherwise provided herein, this Agreement will inure to the benefit of and will be binding upon the parties and permitted successors and assigns.

         VII-3. This Agreement will not constitute the parties as partners or as joint venturers, or either as agent of the other, and Licensee will have no power to obligate or bind Licensor in any manner whatsoever. Licensor will have no responsibility for the operation or production of Licensee's manufacturing, distribution or sales facilities or for any decisions that may be made in connection therewith regardless of whether Licensor approves or suggests any of the same.

         VII-4.   No waiver by either party of any breach hereof or default
hereunder will constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payment by Licensor will not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

         VII-5.   If any portion of this Agreement will be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part will continue in full force and effect.

         VII-6    The parties expressly agree that the courts of the State of
New York and the federal courts located in the State of New York will be the exclusive forum for the adjudication of any disputes relating to this Agreement or the subject matter hereof, and that any judgement, award or order issued by the courts of the State of New York and/or the federal courts located in the State of New York will be enforceable in the courts in any jurisdiction in the Territory. Licensee expressly and irrevocably submits to the jurisdiction of the courts of the State of New York the federal courts located in the State of New York and waives any right to contest the jurisdiction of such courts to adjudicate disputes relating to this Agreement or the subject matter hereof and waives any objection to the laying of venue of any suit or proceeding in such courts. Notwithstanding anything to the contrary in this Agreement, Licensee expressly agrees that Licensor will have the right to enjoin use of the Licensed Mark in any venue or jurisdiction in the Territory. Service of any notice, process, motion or other document in connection with proceedings relating in any way to this Agreement or the subject matter hereof may be effectuated, either by personal service or in the same manner as notices are to be given pursuant to
Section 15.1.

         VII-7    This Agreement will be construed without regard to any
presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement will have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement will be construed as if those words or phrases were never included in this Agreement, and no implication or inference will be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

         VII-8    Bankruptcy Option Notwithstanding the provisions of Section
13.2.1 above, in the event that, pursuant to the Bankruptcy Code or any amendment or successor thereto (hereinafter referred to as the "Bankruptcy Code"), a trustee in bankruptcy of Licensee (hereinafter referred to as the "Trustee") or Licensee, as debtor (hereinafter referred to as the "Debtor"), is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Bankruptcy Code, the Trustee or the Debtor, as the case may be, will notify Licensor of same in writing (hereinafter referred to as the "Notice"). The giving of the Notice will be deemed to constitute the grant of an option to Licensor to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms, as are specified in the Notice. The aforesaid option may be exercised only by written notice given by Licensor to the Trustee or the Debtor, as the case may be, within 15 days after Licensor's receipt of the Notice from such party or such shorter period of time as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to give its notice to such party within the exercise period, such party may complete the assignment referred to in its notice but only to the entity named in the Notice and upon the terms specified therein. Nothing contained herein will be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

Schedule 15.2

                               SHAREHOLDERS OF CROWN CRAFTS, INC.


                                      [*](23)
































--------
(23) Confidential portions omitted and filed separately with the Commission.

Schedule 11 1-3

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the undersigned (the "Licensee") hereby confirms that the Calvin Klein Trademark Trust ("CKTT") is the owner, and Calvin Klein, Inc. ("CKI") is a beneficial owner, of "Calvin Klein", "CK/Calvin Klein", and all modifications and derivatives thereof (the "Licensed Mark") and hereby appoints any and all officers of CKI including but not limited to Deirdre Miles-Graeter, Assistant Secretary and Vice President Corporate Affairs, as its true and lawful attorney-in-fact, with full power of substitution, in connection with the maintenance, prosecution, defense and transfer of the Licensed Mark, with full irrevocable power and authority in the place of the Licensee and in the name of the Licensee or in its own name as nominee for the Licensee, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing including, without limitation:

                           (i)      the full power to sign its name upon all
documents and filings (including registered user agreements) and to take any actions required to confirm the ownership of CKTT or CKI's beneficial ownership of the Licensed Mark in the jurisdictions covered by its licensee agreement (the "Territory") and the respective rights of CKTT, CKI and Licensee with respect to the Licensed Mark;

                           (ii)     the full power to sign its name upon all
documents and filings and to take any actions required by CKI and/or CKTT in connection with the filing and prosecution of applications in CKTT's name (or, if applicable, CKI's name) to register the Licensed Mark in the Territory and in connection with the maintenance and renewal of such registrations as may issue; and

                           (iii)    from and after such time as Licensee's right
to use the Licensed Mark terminates, the full power to sign its name upon all documents and filings and to take any actions required by CKI to evidence such termination, including, without limitation, documents and filings required by CKI to transfer to CKI all registrations, filings and rights with regard to the Licensed Mark which Licensee may have possessed at any time and to affirm or confirm CKTT's or CKI's rights in and to the Licensed Mark.

         This Power of Attorney is governed by the laws of the State of New York applicable to powers of attorney made and to be exercised wholly within such State.

Dated: This ____ day of _____________, 199__

                                           Crown Crafts Designer, Inc.

                                           By:
                                              ---------------------------------
                                           Name:
                                                -------------------------------
                                           Title:
                                                 ------------------------------
                                           Address
                                                  -----------------------------
                                           ------------------------------------
                                           ------------------------------------

SCHEDULE B
LICENSED PRODUCTS

SOFT HOME FURNISHED PRODUCTS
Comforters (Std. & Down)(23)
Pillows (Std. & Down)(1)
Down Featherbeds(1)
Decorative Pillows
Sheets and Pillowcases
Towels
Bedspreads
Coverlets
Quilts
Shams
Dust Ruffles
Shower Curtains
Bath Rugs
Bath Valances
Duvets/Duvet Covers
Napkins
Placemats
Chair Pads
Table Rounds
Tablecloths
Throws
Blankets
Window Treatments
Bath Accessories: (bath mirrors, soap dishes, tumblers, tissue boxes, bathroom trays)(24)





--------
(1) Down comforters and pillows (standard and down) and Down Featherbeds are to be produced and sold pursuant to a sublicense and by a sublicensee to be subject to the approval of Licensor (including the specific terms of any sublicense)

(2) To be produced by Swid Powell, Inc. or other contractors designated by Licensor and sold by Licensee.

                                   SCHEDULE C

1.      United States of America
2.      Canada
3.      Mexico
4.      Europe
        -       Belgium
        -       Netherlands
        -       Luxembourg
        -       Denmark
        -       Germany
        -       France
        -       Monaco
        -       Italy
        -       Great Britain
        -       Ireland
        -       Portugal
        -       Spain
        -       Greece
        -       Austria
        -       Finland
        -       Iceland
        -       Liechtenstein
        -       Norway
        -       Sweden
        -       Switzerland
5.      South America
        -     Venezuela
        -     Guyana
        -     Suriname
        -     French Guiana
        -     Colombia
        -     Ecuador
        -     Brazil
        -     Peru
        -     Bolivia
        -     Paraguay
        -     Chile
        -     Uruguay
        -     Argentina
6.      Central America
        -     Belize
        -     Guatemala
        -     Honduras

        -     El Salvador
        -     Nicaragua
        -     Costa Rica
        -     Panama

7.      Caribbean Islands
        -     The Bahamas
        -     Cayman Islands
        -     Jamaica
        -     Haiti
        -     Dominican Republic
        -     Puerto Rico
        -     British Virgin Islands
        -     U.S. Virgin Islands
        -     Anguilla
        -     St. Martin
        -     St. Barthelemy
        -     St. Kitts & Nevis
        -     Antigua & Barbuda
        -     Montserrat
        -     Guadeloupe
        -     Dominica
        -     Martinique
        -     St. Lucia
        -     Barbados
        -     Grenada
        -     Trinidad & Tobago
        -     Aruba
        -     Curacao
        -     Cuba
        -     Turks & Caicos Islands
        -     Bermuda
        -     St. Vincent & the Grenadines
        -     Netherlands Antilles

8.      The Middle-East
        -     Israel
        -     Egypt
        -     Jordan
        -     Kuwait
        -     Saudi Arabia
        -     Turkey
        -     United Arab Emirates
        -     Dubai

                                   SCHEDULE D


                                      [*](24)
























--------

         (24) Confidential portions omitted and filed separately with the Commission.

                                    GUARANTEE

             In order to induce Calvin Klein, Inc. ("Licensor") to enter into the license agreement (the "Agreement") with Crown Crafts, Inc. ("Licensee") which is being executed simultaneously herewith and in consideration of the covenants and promises made by Licensor in the Agreement, the undersigned (the "Guarantor"), being the parent of Licensee, unconditionally guarantees that Licensee will perform and observe each and every agreement, covenant, representation, warranty, term and condition of the Agreement to be performed or observed by it, and upon Licensee's failure to do so, the Guarantor will promptly perform and cause the same promptly to be performed and observed. The Guarantor unconditionally guarantees that all sums of whatever character which may become payable by Licensee pursuant to the Agreement or contemplated by the Agreement (including amounts which would be paid but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. 362(a) of any other provision of bankruptcy law) will be paid promptly in full when due. If for any reason whatsoever any sum hereinabove referred to, or any part thereof, shall not be paid promptly when due, the Guarantor will immediately pay the same regardless of whether Licensor has taken steps to enforce any right against Licensee to collect any of said sums and regardless of any other condition or contingency.

             The Guarantor undertakes to adequately finance the operations of the Licensee and shall, at all times throughout the Term, maintain (i) a tangible net worth (where "tangible net worth" shall mean the amount of shareholders' equity shown in the consolidated balance sheet of Crown Crafts, Inc. and subsidiaries reduced by the unamortized balance of any intangibles shown in such consolidated balance sheet) of not less than [*](25), and (ii) a ratio of debt to total capitalization (where "debt" shall mean the total amounts of notes payable, current maturities of long-term debt as shown in the consolidated balance sheet of Crown Crafts, Inc. and subsidiaries and "total capitalization" shall mean the sum of "debt" plus shareholders' equity as shown in such consolidated balance sheet) of not more than [*](26) percent.

             Notwithstanding anything to the contrary contained herein, to the extent this Guarantee relates to the payment of sums due to Licensor under the Agreement, it is a Guarantee of payment and not of collection and a continuing guarantee which will remain in full force and effect and be binding upon the undersigned until payment in full by Licensee to Licensor of all sums due pursuant to the Agreement.

             The representations, warranties, obligations, covenants, agreements, and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement although without notice to or the further consent of the Guarantor: (i) the waiver by Licensor of the performance or observance by Licensee of any agreement, covenant, warranty, representation, term, or condition contained in the Agreement; (ii) the

--------

         (25) Confidential portions omitted and filed separately with the Commission.

         (26) Confidential portions omitted and filed separately with the Commission.

extension, in whole or in part, of the time for the payment by Licensee of any sums owing or payable under the Agreement, or of the time or performance by Licensee of any of its other obligations under or arising out of the Agreement;
(iii) the modification or amendment (whether material or otherwise) of any of the obligations of Licensee under the Agreement; (iv) any failure, omission, delay or lack on the part of Licensor to enforce, assert or exercise any right, power or remedy conferred on Licensor in the Agreement or otherwise; (v) the release or equitable discharge of Licensee from the performance or observance of any agreement, covenant, warranty, representation, term or condition of the Agreement by operation of law; (vi) the voluntary or involuntary liquidation, reorganization or dissolution of, or the receivership, insolvency, bankruptcy, assignment for the benefit of a creditors or similar proceedings affecting the Licensee or any of its assets; or (vii) any discharge of Licensee from any of its obligations under the Agreement.

             No failure on the part of Licensor to exercise, and no delay in the exercise of, any right, remedy or power hereunder will operate as covenant, term or condition under the Agreement or in the payment of any sums payable by it thereunder.

             This Guarantee will be construed and enforced under the laws of the State of New York applicable to agreements made and to be performed in said State.

             The Guarantor represents and warrants that it is not entitled to immunity from judicial proceedings commenced in the State of New York, U.S.A., and agrees that, should any judicial proceedings be brought to enforce their liability hereunder, they will not claim any immunity from such proceedings for itself or with respect to its property.

             The Guarantee cannot be changed, discharged or terminated orally.

             The Guarantor hereby waives acceptance of this Guarantee.

                                          Crown Crafts, Inc.

Dated:  6 May 1998
New York, New York
                                          By: /s/ Michael Bernstein
                                             ----------------------------------

                                          1600 RiverEdge Parkway, Suite 200
                                          -------------------------------------
                                          Address

                                          Atlanta, Georgia  30328
                                          -------------------------------------

                                                                     May 6, 1998

                               License Agreement
                            Dated as of May 11, 1998
                            (Supplemental Agreement)

WHEREAS, Calvin Klein, Inc. ("Licensor") and Crown Crafts Designer, Inc. ("Licensee") have today entered into the above-captioned License Agreement relating to certain soft home furnishings products (the "License Agreement"); and

WHEREAS, the parties desire to set forth certain clarifications and modifications of the license Agreement; and

WHEREAS, terms not otherwise clarified herein shall have the meanings ascribed to such terms in the License Agreement;

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       [*]  (27)

         2.       [*]  (28)

         3.       [*]  (29)

         4.       [*]  (30)



-------------------------

    (27) Confidential portions omitted and filed separately with the Commission.

    (28) Confidential portions omitted and filed separately with the Commission.

    (29) Confidential portions omitted and filed separately with the Commission.

    (30) Confidential portions omitted and filed separately with the Commission.

         5.       [*]  (31)

         6.       [*]  (32)

Except as modified by this Supplementary Agreement, the License Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this letter as of the date above written.

                                           CALVIN KLEIN, INC.



                                           By: /s/ Bary Schwartz
                                               ------------------------------
                                                 Name:  Bary Schwartz
                                                 Title: Chairman

                                          CROWN CRAFTS DESIGNER, INC.

                                           By: /s/ Michael H. Bernstein
                                               ------------------------------
                                                 Name:  Michael H. Bernstein
                                                 Title: President







------------------------------
        (31) Confidential portions omitted and filed separately with the Commission.

        (32) Confidential portions omitted and filed separately with the Commission.





                                       2